Exhibit 21.1

SUBSIDIARIES OF RACKABLE SYSTEMS, INC.

Rackable Systems Limited (Ireland)

Rackable Asia Pacific Ltd. (Hong Kong)

Rackable Systems Holding Corp. (Delaware)

Rackable Systems Canada Acquisition ULC (Alberta)

Terrascale Technologies ULC (Alberta)